Globe Specialty Metals Reports First Quarter Fiscal 2013 Results

•	Sales of $200.7 million and shipments of 70,030 MT for the first quarter increased 5% over the fourth quarter
•	Diluted earnings per share on a comparable basis for the first quarter of $0.16 per share compares to $0.17 per share in the fourth quarter
•	EBITDA on a comparable basis for the first quarter of $31.1 million compares to $32.5 million in the fourth quarter
•	The quarter also included a $23.6 million charge for the change to our stock option plan allowing for cash settlement of options as discussed in our Form 10-K filed in August 2012

New York, November 6, 2012 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announces results for the first quarter of fiscal 2013 ended September 30, 2012.

Net sales for the first quarter of fiscal 2013 of $200.7 million were up 5% from the fourth quarter of fiscal 2012 and 15% from the prior year.  Shipments of 70,030 MT were up 5% from the fourth quarter and up 29% from the prior year.  The increase is largely due to the combination of the acquisition of Quebec Silicon and expansion of the existing business.

Net loss attributable to GSM for the first quarter was $5.7 million, compared to a net income of $8.8 million in fourth quarter and net income of $20.7 million in the prior year.  Diluted loss per share for the first quarter was $0.08, compared to diluted earnings per share of $0.12 in the fourth quarter and diluted earnings per share of $0.27 in the prior year.  Diluted earnings per share on a comparable basis were $0.16 in the first quarter, compared to $0.17 in the fourth quarter and $0.28 in the prior year.

EBITDA for the first quarter was $6.8 million, compared to $28.7 million in the fourth quarter and $41.3 million in the prior year.  EBITDA on a comparable basis was $31.1 million in the first quarter, $32.5 million in the fourth quarter and $42.5 million in the prior year.

Cash and cash equivalents totalled $182.1 million at September 30, 2012, an increase of $4.1 million from the fourth quarter, and total debt was $143.7 million, compared to $140.7 million in the fourth quarter, including the $30.1 million used to finance the Canadian acquisition and $16.7 million of financing for our two manufacturing joint ventures.  Cash flow provided by operating activities was $15.9 million in the quarter and capital expenditures totalled $8.0 million in the quarter. Capital expenditures were primarily related to equipment purchases for planned maintenance outages in Alloy, West Virginia and Bridgeport, Alabama.

Diluted earnings per share on a comparable basis were as follows:

	FY 2013	FY 2012
	First Quarter	Fourth Quarter	First Quarter
Reported Diluted EPS	$(0.08)	$0.12	0.27
Tax rate adjustment	0.01	-	-
Deferred financing fees write-off	-	0.01	-
Remeasurement of stock option liability	0.22	-	-
Transaction and due diligence expenses	0.01	0.04	0.01
Diluted EPS, excluding above items	$0.16	$0.17	0.28

First quarter fiscal 2013 results were negatively impacted by a $16.1 million after-tax charge for the modification of the stock option plan to allow for the settlement of options in cash and $0.4 million of after-tax transaction-related and due diligence expenses.

First quarter fiscal 2013 EBITDA, excluding the items listed below, was $31.1 million. EBITDA on a comparable basis was as follows:

	FY 2013	FY 2012
	First Quarter	Fourth Quarter	First Quarter
Reported EBITDA	$6,755	$28,719	41,251
Gain on sale of business and associated Fx gain	-	-	(473)
Remeasurement of stock option liability	23,731	-	-
Transaction and due diligence expenses	651	3,765	1,680
EBITDA, excluding above items	$31,137	$32,484	42,458

GSM announces that pursuant to its previously announced approval of the payment of an annual dividend of $0.25 per common share on a quarterly basis, it will pay a quarterly cash dividend of $0.0625 per common share on December 14, 2012 to shareholders of record at the close of business on November 20, 2012.

Globe CEO Jeff Bradley commented, “We are continuing to successfully integrate Quebec Silicon into GSM and are achieving significant production efficiencies and a lowered cost of production.  In addition, we continue to realize company-wide benefits from our overall efficiency initiatives.    The diverse end markets that we serve including steel, autos, consumer goods and solar continue to grow despite headwinds in Europe.  We continue to actively work on additional growth opportunities including acquisitions and internal growth.”

Conference Call

Globe will review first quarter results during its quarterly conference call on November 7, 2012 at 9:00 a.m. Eastern Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526.  Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the November 7, 2012 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; ability to acquire or renew permits and approvals; and, other factors identified in the Company’s periodic reports filed with the SEC.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

EBITDA

EBITDA is a non-GAAP measure.

We have included EBITDA to provide a supplemental measure of our performance which we believe is important because it eliminates items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. A reconciliation of EBITDA to net income is provided in the attached financial statements.

CONTACT: Globe Specialty Metals, Inc.
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.com
Or
Jeff Bradley, 212-798-8122
Chief Executive Officer
Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended

	September 30, 2012	June 30, 2012	September 30, 2011
Net sales	$200,708	191,698	174,862
Cost of goods sold	168,640	156,367	127,650
Selling, general, and administrative expenses	37,720	18,527	14,801
Research and development	-	24	-
Gain on sale of business	-	-	(54)
Operating (loss) income	(5,652)	16,780	32,465
Other income (expense):
Interest income	171	98	12
Interest expense, net of capitalized interest	(1,516)	(3,065)	(1,388)
Foreign exchange gain	545	366	1,324
Other income	115	979	162
(Loss) income before (benefit from) provision for income taxes	(6,337)	15,158	32,575
(Benefit from) provision for income taxes	(1,269)	5,230	11,488
Net (loss) income	(5,068)	9,928	21,087
Income attributable to noncontrolling interest, net of tax	(637)	(1,108)	(394)
Net (loss) income attributable to Globe Specialty Metals, Inc.	$(5,705)	8,820	20,693
Weighted average shares outstanding:
Basic	75,051	75,049	75,019
Diluted	75,051	76,568	76,789
(Loss) earnings per common share:
Basic	$(0.08)	0.12	0.28
Diluted	(0.08)	0.12	0.27

EBITDA:
Net (loss) income	$(5,068)	9,928	21,087
(Benefit from) provision for income taxes	(1,269)	5,230	11,488
Net interest expense	1,345	2,967	1,376
Depreciation, depletion, amortization and accretion	11,747	10,594	7,300
EBITDA	$6,755	28,719	41,251

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	June 30,	September 30,
	2012	2012	2011
Assets
Current assets:
Cash and cash equivalents	$182,109	178,010	152,320
Accounts receivable, net	82,969	85,258	68,158
Inventories	134,120	119,441	123,612
Prepaid expenses and other current assets	35,560	27,915	22,706
Total current assets	434,758	410,624	366,796
Property, plant, and equipment, net	432,896	432,761	321,427
Goodwill	56,848	56,740	53,642
Other intangible assets	477	477	477
Investments in unconsolidated affiliates	9,316	9,217	8,806
Deferred tax assets	200	200	217
Other assets	26,396	26,728	25,943
Total assets	$960,891	936,747	777,308

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,960	52,005	41,302
Current portion of long-term debt	-	-	11,111
Short-term debt	323	317	1,105
Revolving credit agreements	9,000	9,000	15,000
Dividend payable	-	-	15,007
Accrued expenses and other current liabilities	72,813	40,602	41,351
Total current liabilities	139,096	101,924	124,876
Long-term liabilities:
Revolving credit agreements	134,374	131,386	39,989
Long-term debt	-	-	38,889
Deferred tax liabilities	28,931	28,835	22,794
Other long-term liabilities	70,933	70,803	28,362
Total liabilities	373,334	332,948	254,910
Stockholders’ equity:
Common stock	8	8	8
Additional paid-in capital	396,968	405,675	400,683
Retained earnings	109,467	119,863	85,986
Accumulated other comprehensive loss	(4,616)	(6,840)	(2,736)
Treasury stock at cost	(4)	(4)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	501,823	518,702	483,937
Noncontrolling interest	85,734	85,097	38,461
Total stockholders’ equity	587,557	603,799	522,398
Total liabilities and stockholders’ equity	$960,891	936,747	777,308

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended

	September 30, 2012	June 30, 2012	September 30, 2011
Cash flows from operating activities:
Net (loss) income	$(5,068)	9,928	21,087
Adjustments to reconcile net (loss) income
to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	11,747	10,594	7,300
Share-based compensation	(8,707)	668	461
Gain on sale of business	-	-	(54)
Amortization of deferred financing fees	200	1,657	-
Deferred taxes	(9,045)	6,537	(516)
Amortization of customer contract liabilities	(1,343)	-	-
Changes in operating assets and liabilities:
Accounts receivable, net	2,819	13,644	(6,809)
Inventories	(13,528)	12,225	(13,719)
Prepaid expenses and other current assets	1,290	293	1,204
Accounts payable	4,891	304	(3,251)
Accrued expenses and other current liabilities	34,102	3,381	8,757
Other	(1,435)	(2,995)	(2,095)
Net cash provided by operating activities	15,923	56,236	12,365
Cash flows from investing activities:
Capital expenditures	(8,025)	(3,511)	(9,711)
Acquisition of business, net of cash acquired	-	(36,523)	(73,194)
Other investing activities	-	(152)	-
Net cash used in investing activities	(8,025)	(40,186)	(82,905)
Cash flows from financing activities:
Net (payments) borrowings of long-term debt	-	(50,000)	50,000
Net (payments) borrowings of short-term debt	-	(1,086)	11
Net borrowings on revolving credit agreements	2,597	76,946	8,000
Dividend payment	(4,691)	-	-
Proceeds from stock option exercises	-	-	112
Other financing activities	(627)	(4,346)	(1,241)
Net cash (used in) provided by financing activities	(2,721)	21,514	56,882
Effect of exchange rate changes on cash and cash equivalents	(1,078)	(209)	(230)
Net increase (decrease) in cash and cash equivalents	4,099	37,355	(13,888)
Cash and cash equivalents at beginning of period	178,010	140,655	166,208
Cash and cash equivalents at end of period	$182,109	178,010	152,320

Supplemental disclosures of cash flow information:
Cash paid for interest, net	$1,080	1,173	701
Cash paid for income taxes, net	1,857	879	4,145

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Three Months Ended

	September 30, 2012	June 30, 2012	September 30, 2011
Shipments in metric tons:
Silicon metal	40,487	35,343	27,434
Silicon-based alloys	29,543	31,340	26,851
Total shipments*	70,030	66,683	54,285

Average selling price ($/MT):
Silicon metal	$2,789	2,762	3,279
Silicon-based alloys	2,273	2,267	2,501
Total*	$2,571	2,530	2,894
Average selling price ($/lb.):
Silicon metal	$1.27	1.25	1.49
Silicon-based alloys	1.03	1.03	1.13
Total*	$1.17	1.15	1.31

* Excludes by-products and other